Exhibit 11
                          Collins & Aikman Corporation
                        Computation of Earnings Per Share
                       In thousands, except per share data
                                   (Unaudited)

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                                                              Quarter Ended         Six Months Ended
                                                          ----------------------------------------------
                                                            June 26,    June 27,     June 26,   June 27,
                                                             1999        1998         1999       1998
                                                          ----------    ---------   ----------  ---------

Average shares outstanding during the period..........      61,947        65,447        61,970      65,574
                                                          ---------    ----------    ----------   ---------
Incremental shares under stock options
   computed under the treasury stock method
   using average market price of issuer's stock
   during the period.................................          356           -             357         818
                                                          ---------    ----------    ----------   ---------
   Total shares for diluted EPS......................       62,303        65,447        62,327      66,392
                                                          =========     =========     =========   =========
Income (loss) before extraordinary charge and
  cumulative effect of a change in accounting
  principle.........................................       $ 5,318       $  (482)     $  7,634    $  8,196
Extraordinary charge................................          -           (3,679)          -        (3,679)
Cumulative effect of a change in accounting
principle..........................................           -            -            (8,850)       -
                                                          ---------    ----------    ----------  ----------
   Net income (loss)...............................       $  5,318      $ (4,161)    $  (1,216)   $  4,517
                                                          =========     =========     =========   =========
Net income (loss) per basic and diluted common share:
    Income (loss) before extraordinary charge and
      cumulative effect of a change in
      accounting principle.........................       $   0.09        $ (.01)    $    0.12    $    .12
   Extraordinary charge............................           -             (.05)            -        (.05)
   Cumulative effect of a change in accounting
      principle....................................           -              -           (0.14)         -
                                                          ---------    ----------    ----------  ----------
   Net income (loss)...............................       $   0.09       $ (0.06)    $   (0.02)   $   0.07
                                                          =========     =========    ==========  ==========
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